Intrepid Potash Announces Third Quarter 2014 Results
Delivered Strong Sales Volume at Sequentially Higher Prices
Record September Rainfall Elevated Production Costs

DENVER; Oct. 29, 2014 - Intrepid Potash Inc. (Intrepid) (NYSE: IPI) today announced financial results and operating highlights for its third quarter ended September 30, 2014.

Financial results for the third quarter of 2014 include:

•	Potash sales volume up 46% in the third quarter and 34% for the first nine months of 2014 compared to the same periods last year.

•	Trio® sales volume up 95% in the third quarter and 47% for the first nine months of 2014 compared to the same periods last year.

•	Net loss of $1.2 million, or $0.02 per diluted share, compared with net income of $2.0 million, or $0.03 per diluted share, for the third quarter 2013.

•	Adjusted net loss(1) of $1.2 million, or $0.02 per diluted share, compared with adjusted net income of $3.7 million, or $0.06 per diluted share, for the third quarter of 2013.

•	Adjusted EBITDA(1) of $20.5 million, compared with $20.3 million in the third quarter of 2013.

•
Results in the third quarter and first nine months of 2014 included a lower-of-cost-or-market inventory adjustment of $3.4 million and $8.1 million, respectively, compared with $2.1 million during each of the same periods in 2013.

•
Cash flow from operating activities of $104.8 million for the first nine months of 2014, compared with $62.1 million in the comparable period of 2013. Cash paid for capital expenditures for the first nine months of 2014 was $55.3 million.

•	Cash, cash equivalents, and investments totaled $73.9 million at September 30, 2014.

"I am pleased that Intrepid delivered strong adjusted EBITDA and cash flow in the quarter driven by our strong sales volumes and sequentially higher average prices. We achieved this through our well designed close-to-the-customer strategy which involves a thoughtful approach to serving a diverse set of customers in locations where we have a freight advantage and our objective of selling all the product we produce. By successfully executing on this strategy, we were able to navigate the challenging railroad logistics to maximize sales volumes during this period of strong demand. We believe that we will continue to earn the highest average net realized sales price(1) in North America,” said Robert Jornayvaz, Intrepid's co-founder, Executive Chairman, President and CEO.

In Carlsbad, New Mexico, as a result of the unprecedented rainfall in September, Intrepid voluntarily shut down its East facility for six days and all of Intrepid's Carlsbad facilities were periodically without power supply due to regional outages. As a result, Intrepid's third quarter production was lower than expected and the corresponding cash operating costs per ton(1) for potash and Trio® were higher than expected. The elevated cash operating costs for potash added to the lower-of-cost-or-market inventory adjustment, leading to the net loss for the quarter.

Third quarter 2014 highlights include:

Potash

•
Average net realized sales price per ton was $336 ($370 per metric tonne), a 2% increase from the previous quarter. Last year's third quarter average net realized sales price was $363 per ton ($400 per metric tonne).

•	Cash operating costs were $204 per ton compared with $198 per ton in the third quarter of 2013.

•
Potash sales volume was 227,000 tons in the third quarter, up 46% from the same quarter of 2013. For the first nine months of 2014, potash sales volume of 705,000 tons increased 34% from the comparable period of 2013.

•
Potash production was 194,000 tons, up 16% compared with the same period a year ago. In the first nine months of this year, production volume was 605,000 tons, an increase of 6% from the first nine months of 2013.

The growth in sales volume year over year is attributable to Intrepid's ability to meet customer demand and make timely shipments. Intrepid successfully utilizes strategically located facilities, truck markets, and field warehouses to implement its close-to-the-customer sales strategy and to minimize the impact of domestic rail challenges.

In the third quarter, on a per ton basis for potash, Intrepid's cash operating costs and cost of goods sold increased both year over year and sequentially. While these increases were expected from previously scheduled maintenance, the weather event amplified the increases.

The full-year 2014 outlook for cash operating costs per ton and total cost of goods sold per ton for potash have been increased slightly from the previous outlook to reflect the elevated costs in the third quarter. Intrepid's continued expectation is for per ton potash cash operating costs and total cost of goods sold to benefit in the fourth quarter from the second, larger harvest from the HB Solar Solution mine.

Langbeinite - Trio®

•
Average net realized sales price per ton for langbeinite, which is marketed as Trio®, in the third quarter was $351 ($387 per metric tonne), relatively flat compared with the second quarter of 2014 and the third quarter of 2013.

•	Cash operating costs were $206 per ton, meaningfully improved from $243 per ton in the third quarter of 2013. Cash operating costs were up 7% sequentially from the second quarter of 2014.

•
Trio® sales volume was 43,000 tons, up from 22,000 tons for the same period in the prior year. Sales volume for the first nine months of this year increased 47% to 141,000 tons compared with the same period in 2013.

•	Production was 34,000 tons compared with 40,000 tons in the third quarter of 2013.

Demand for granular- and premium-sized Trio® is strong, yielding solid increases in sales volume for the quarter and year to date with relatively stable pricing trends that reflect the value customers place on this specialty fertilizer.

Trio®, which is produced solely at the East facility, experienced sequentially lower production volume and a correlating increase in per ton cash operating costs and cost of goods sold in the third quarter mostly due to shutdowns for weather and scheduled maintenance.

Market conditions and outlook:

Intrepid expects to continue to achieve strong potash sales for the remainder of this year while sustaining its average net realized sales price advantage. Intrepid drives sales and realized price success by placing product forward in the market ahead of demand, by serving markets where a freight advantage exists, and by selling a diverse set of products to end users across the agricultural, industrial and feed markets.

Fourth quarter demand and pricing have remained solid as positive market conditions persist, and as the Canadian producers announced another $20 per ton price increase in early October. Based on the nine month sales volume and the level of committed sales in the fourth quarter, Intrepid has tightened its potash sales volume guidance and expects pricing in the fourth quarter to be relatively consistent with levels realized in the third quarter.

Intrepid has three solar solution facilities located where the arid climate is conducive for evaporation allowing these facilities to operate at relatively low production costs. In the solar solution mining process, rates of evaporation and precipitation are key variables in the timing and amount of production. As a result of the third quarter 2014 abnormal rainfall levels, Intrepid expects combined production volume from its solar solution properties in 2015 to be similar to 2014 volume. At this expected production level, Intrepid’s 2015 company-wide cash operating costs per ton for potash are currently expected to approximate the full-year 2014 guidance. The potash production gains from HB in 2015 will be offset by lower production at Wendover, which is Intrepid’s lowest cost facility.

Intrepid's outlook for the full year of 2014 is presented below. This information is Intrepid's best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results.

Full-Year
2014
Potash
Production (tons)	850,000 - 860,000
Sales (tons)	900,000 - 910,000
Cash operating costs ($/ton)	$195 - $205
Total COGS ($/ton)	$275 - $285

Trio®
Production (tons)	145,000 - 155,000
Sales (tons)	175,000 - 185,000
Cash operating costs ($/ton)	$195 - $205
Total COGS ($/ton)	$275 - $285

Other
Interest expense	$5.5 - $6.5 million
Depreciation, depletion, and accretion	$77 - $81 million
Selling and administrative expense (excludes approximately $1.8 million of restructuring charges in the first quarter)	$26 - $28 million
Capital investment	$40 - $50 million

Notes

(1) Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), average net realized sales price per ton, and per ton cash operating costs are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for October 30, 2014, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is 631-982-4565 for other countries. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through December 1, 2014.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash, which is essential for healthy crop development; and Trio®, a specialty fertilizer supplying three key nutrients, potassium, magnesium and sulfate, in a single particle. Intrepid owns six active production facilities across New Mexico and Utah. Intrepid is unique in the U.S. in its utilization of low-cost solar solution mining at three of its facilities, including the newly constructed HB Solar Solution mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website,
www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•	the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•
the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of October 29, 2014. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales	$102,280	$70,569	$312,104	$262,506
Less:
Freight costs	10,925	5,952	32,616	20,575
Warehousing and handling costs	3,270	2,854	9,070	9,527
Cost of goods sold	77,794	46,780	235,750	155,556
Lower-of-cost-or-market inventory adjustments	3,403	2,080	8,110	2,092
Gross Margin	6,888	12,903	26,558	74,756

Selling and administrative	6,466	7,921	20,276	26,052
Accretion of asset retirement obligation	405	375	1,217	1,124
Restructuring expense	—	—	1,827	—
Other operating expense (income)	2	2,921	(3,249)	1,752
Operating Income	15	1,686	6,487	45,828

Other Income (Expense)
Interest expense	(1,632)	(248)	(4,569)	(680)
Interest income	35	165	110	380
Other income (expense)	343	73	803	(1,747)
(Loss) Income Before Income Taxes	(1,239)	1,676	2,831	43,781

Income Tax Benefit (Expense)	3	350	1,139	(15,519)
Net (Loss) Income	$(1,236)	$2,026	$3,970	$28,262

Weighted Average Shares Outstanding:
Basic	75,528,235	75,394,377	75,496,365	75,372,879
Diluted	75,528,235	75,404,138	75,611,070	75,394,731
(Loss) Earnings Per Share:
Basic	$(0.02)	$0.03	$0.05	0.37
Diluted	$(0.02)	$0.03	$0.05	0.37

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$70,833	$394
Short-term investments	3,019	15,214
Accounts receivable:
Trade, net	32,558	20,837
Other receivables	5,662	7,457
Refundable income taxes	527	15,722
Inventory, net	78,676	105,011
Prepaid expenses and other current assets	5,456	5,653
Current deferred tax asset	5,228	8,341
Total current assets	201,959	178,629

Property, plant, equipment, and mineral properties, net	799,095	826,569
Long-term parts inventory, net	15,248	12,469
Long-term investments	1	9,505
Other assets, net	4,134	4,252
Non-current deferred tax asset	146,987	143,849
Total Assets	$1,167,424	$1,175,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$17,905	$27,552
Related parties	233	50
Accrued liabilities	20,037	29,845
Accrued employee compensation and benefits	13,680	9,122
Other current liabilities	1,171	2,059
Total current liabilities	53,026	68,628

Long-term debt	150,000	150,000
Asset retirement obligation	21,051	19,959
Other non-current liabilities	2,784	2,715
Total Liabilities	226,861	241,302

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,528,235 and
75,405,410 shares outstanding at September 30, 2014, and December 31, 2013, respectively	76	75
Additional paid-in capital	575,225	572,616
Accumulated other comprehensive income (loss)	2	(10)
Retained earnings	365,260	361,290
Total Stockholders' Equity	940,563	933,971
Total Liabilities and Stockholders' Equity	$1,167,424	$1,175,273

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash Flows from Operating Activities:
Reconciliation of net (loss) income to net cash provided by operating activities:
Net (loss) income	$(1,236)	$2,026	$3,970	$28,262
Deferred income taxes	(3)	773	(31)	16,299
Items not affecting cash:
Depreciation, depletion, and accretion	20,107	15,561	59,630	44,040
Stock-based compensation	689	1,204	3,220	3,881
Lower-of-cost-or-market inventory adjustments	3,404	2,080	8,110	2,092
Other	224	751	172	2,112
Changes in operating assets and liabilities:
Trade accounts receivable, net	478	10,428	(11,722)	6,114
Other receivables, net	(560)	2,249	1,794	757
Refundable income taxes	14,207	(1,123)	15,196	(1,199)
Inventory, net	2,936	(20,763)	15,446	(39,373)
Prepaid expenses and other assets	(1,855)	(2,765)	(3)	(1,273)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	10,702	4,658	9,995	1,253
Other liabilities	(107)	(396)	(942)	(838)
Net cash provided by operating activities	48,986	14,683	104,835	62,127

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(10,186)	(62,468)	(55,325)	(186,227)
Proceeds from sale of property, plant, equipment, and mineral properties	—	40	—	108
Purchases of investments	—	(1)	(7)	(80,235)
Proceeds from sale of investments	964	10,824	21,547	32,663
Net cash used in investing activities	(9,222)	(51,605)	(33,785)	(233,691)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	—	—	150,000
Debt issuance costs	—	(429)	—	(1,032)
Employee tax withholding paid for restricted stock upon vesting	—	—	(611)	(577)
Net cash (used in) provided by financing activities	—	(429)	(611)	148,391

Net Change in Cash and Cash Equivalents	39,764	(37,351)	70,439	(23,173)
Cash and Cash Equivalents, beginning of period	31,069	47,797	394	33,619
Cash and Cash Equivalents, end of period	$70,833	$10,446	$70,833	$10,446

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Production volume (in thousands of tons):
Potash	194	167	605	571
Langbeinite	34	40	109	136
Sales volume (in thousands of tons):
Potash	227	156	705	525
Trio®	43	22	141	96

Gross sales (in thousands):
Potash	$84,142	$61,170	$253,443	$222,142
Trio®	18,138	9,399	58,661	40,364
Total	102,280	70,569	312,104	262,506
Freight costs (in thousands):
Potash	7,846	4,499	23,003	14,316
Trio®	3,079	1,453	9,613	6,259
Total	10,925	5,952	32,616	20,575
Net sales (in thousands)(1):
Potash	76,296	56,671	230,440	207,826
Trio®	15,059	7,946	49,048	34,105
Total	$91,355	$64,617	$279,488	$241,931

Potash statistics (per ton):
Average net realized sales price(1)	$336	$363	$327	$396
Cash operating costs(1)(2)	204	198	199	182
Depreciation and depletion	73	54	68	49
Royalties	12	1	11	12
Total potash cost of goods sold	$289	$253	$278	$243
Warehousing and handling costs	12	16	11	15
Average potash gross margin(1)	$35	$94	$38	$138

Trio® statistics (per ton):
Average net realized sales price(1)	$351	$353	$348	$354
Cash operating costs(1)	206	243	202	194
Depreciation and depletion	59	61	60	54
Royalties	18	18	17	18
Total Trio® cost of goods sold	$283	$322	$279	$266
Warehousing and handling costs	12	17	10	15
Average Trio® gross margin(1)	$56	$14	$59	$73

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $7 and $7 for the third quarter of 2014, and 2013, respectively. By-product credits were $1.6 million and $1.1 million for the third quarter of 2014, and 2013, respectively. On a per ton basis, by-product credits were $7 and $8 for the nine months ended September 30, 2014, and 2013, respectively. By-product credits were $4.7 million and $4.3 million for the nine months ended September 30, 2014, and 2013, respectively. Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, average potash and Trio® gross margin, and free cash flow. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including, if applicable, reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, restructuring expenses and reversal of the allowance associated with the employment-related high wage tax credits in New Mexico. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income (Loss)	$(1,236)	$2,026	$3,970	$28,262
Adjustments
Allowance for New Mexico employment credits(1)	—	2,811	(2,563)	2,811
Restructuring expense	—	—	1,827	—
Loss on settlement of pension obligation termination	—	—	—	1,871
Compensating tax refund	—	—	—	(1,705)
Calculated income tax effect(2)	—	(1,124)	294	(1,191)
Change in blended state tax rate
to value deferred income tax asset	—	—	—	1,260
Total adjustments	—	1,687	(442)	3,046
Adjusted Net Income (Loss)	$(1,236)	$3,713	$3,528	$31,308

(1) In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established a pre-tax, non-cash allowance of approximately $2.8 million for the credits relating to the denied periods. In March of 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore has reversed most of the allowance to reflect the expected amount of cash to be received.
(2) Assumes an annual effective tax rate of 40%.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income (Loss) Per Diluted Share	$(0.02)	$0.03	$0.05	$0.37
Adjustments
Allowance for New Mexico employment credits	—	0.04	(0.03)	0.04
Restructuring expense	—	—	0.02	—
Loss on settlement of pension obligation termination	—	—	—	0.02
Compensating tax refund	—	—	—	(0.02)
Calculated income tax effect	—	(0.01)	—	(0.02)
Change in blended state tax rate
to value deferred income tax asset	—	—	—	0.02
Total adjustments	—	0.03	(0.01)	0.04
Adjusted Net Income (Loss) Per Diluted Share	$(0.02)	$0.06	$0.04	$0.41

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the reversal of the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, interest expense, income tax expense (benefit), depreciation, depletion, and amortization, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income (Loss)	$(1,236)	$2,026	$3,970	$28,262
Allowance for New Mexico employment credits	—	2,811	(2,563)	2,811
Restructuring expense	—	—	1,827	—
Interest expense	1,632	248	4,569	680
Income tax benefit	(3)	(350)	(1,139)	15,519
Depreciation, depletion, and accretion	20,107	15,561	59,630	44,040
Total adjustments	21,736	18,270	62,324	63,050
Adjusted Earnings Before Interest, Taxes,
Depreciation and Amortization	$20,500	$20,296	$66,294	$91,312

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price is calculated as net sales,

divided by the number of tons sold in the period. We consider net sales and average net realized sales price to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price as key performance indicators to analyze sales and price trends. We also use net sales as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended September 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$84,142	$18,138	$102,280	$61,170	$9,399	$70,569
Freight costs	7,846	3,079	10,925	4,499	1,453	5,952
Net sales	$76,296	$15,059	$91,355	$56,671	$7,946	$64,617

Divided by:
Tons sold (in thousands)	227	43		156	22
Average net realized sales price per ton	$336	$351		$363	$353

	Nine Months Ended September 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$253,443	$58,661	$312,104	$222,142	$40,364	$262,506
Freight costs	23,003	9,613	32,616	14,316	6,259	20,575
Net sales	$230,440	$49,048	$279,488	$207,826	$34,105	$241,931

Divided by:
Tons sold (in thousands)	705	141		525	96
Average net realized sales price per ton	$327	$348		$396	$354

Cash Operating Costs per Ton

Cash operating costs per ton is a non-GAAP financial measure that is calculated as total of cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended September 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$65,670	$12,124	$77,794	$39,547	$7,233	$46,780
Divided by sales volume (in thousands of tons)	227	43		156	22
Cost of goods sold per ton	$289	$283		$253	$322
Less per-ton adjustments
Depreciation and depletion	$73	$59		$54	$61
Royalties	12	18		1	18
Cash operating costs per ton	$204	$206		$198	$243

	Nine Months Ended September 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$196,289	$39,461	$235,750	$130,030	$25,526	$155,556
Divided by sales volume (in thousands of tons)	705	141		525	96
Cost of goods sold per ton	$278	$279		$243	$266
Less per-ton adjustments
Depreciation and depletion	$68	$60		$49	$54
Royalties	11	17		12	18
Cash operating costs per ton	$199	$202		$182	$194

Average Potash and Trio® Gross Margin per Ton

Average potash and Trio® gross margin per ton are non-GAAP financial measures that are calculated as average net realized sales price less per ton total cost of goods sold and per ton warehousing and handling costs. We consider average potash and Trio® gross margin per ton to be useful because they represent the average margin we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton.”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Potash
Average potash net realized sales price	$336	$363	$327	$396
Less total potash cost of goods sold	289	253	278	243
Less potash warehousing and handling costs	12	16	11	15
Average potash gross margin per ton	$35	$94	$38	$138

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Trio®
Average Trio® net realized sales price	$351	$353	$348	$354
Less total Trio® cost of goods sold	283	322	279	266
Less Trio® warehousing and handling costs	12	17	10	15
Average Trio® gross margin per ton	$56	$14	$59	$73

Free Cash Flow

Free cash flow is a non-GAAP financial measure that is calculated as cash flows from operating activities less cash paid for capital expenditures. We consider free cash flow to be a useful measure of liquidity because it indicates cash generated by normal business operations, including capital expenditures. Free cash flow does not represent cash available for discretionary expenditures because we have non-discretionary obligations, such as debt service obligations, that are not deducted from this measure.